Exhibit 99.1

Vermont Pure Holdings, Ltd. Changes Name to Crystal Rock Holdings, Inc.

Watertown, CT – May 3, 2010: Vermont Pure Holdings, Ltd. (NYSE: Amex) announced that it has changed its corporate name to Crystal Rock Holdings, Inc., effective May 1, 2010.  In connection with the name change, the Company will also change its ticker symbol from “VPS” to “CRVP.”

The Company’s capital stock, business and operations will not be affected by this name change. The Company’s stockholders will not be required to exchange their Vermont Pure Holdings, Ltd. stock certificates for Crystal Rock Holdings, Inc. stock certificates.  The Vermont Pure stock certificates will continue to represent shares of stock of the Company.

Crystal Rock Holdings, Inc. (NYSE: Amex - CRVP), the largest independent home and office distributor of its kind in the United States, markets water, coffee and other home and office refreshment products throughout the Northeast through its subsidiary Crystal Rock LLC. The Company bottles and distributes natural spring water under the Vermont Pure® brand and purified water with minerals added under the Crystal Rock® label. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable and recyclable bottles. The Company continues to set high standards in the bottled water industry through its technical innovation, commitment to the environment and by integrating its family roots into relationships with employees and customers. More information is available at http://www.crystalrock.com.